Composite Technology Corporation
Third Quarter Fiscal 2008 Earnings
August 12, 2008

Operator:   Good afternoon, ladies and gentlemen, and thank you for standing by. Welcome to the Composite Technology Corporation Third Quarter Fiscal 2008 Earnings conference call. During today’s presentation, all parties will be in listen-only mode. Following the presentation, the conference will be open for questions. If you have a question, please press the star, followed by the one on your touchtone phone. If you would like to withdraw your question, please press the star, followed by the two. If you are using speaker equipment, please lift the handset before making your selection. This conference is being recorded today, Tuesday, August 12th, 2008.

I would now like to turn the conference over to James Carswell, Director of Investor Relations. Go ahead, sir.

James Carswell:  Thank you and welcome to our earnings call for the quarter. With us today on the call are Benton Wilcoxon, our Chief Executive Officer, and D.J. Carney, our Chief Financial Officer. Before we get started, I’d like to read a brief Safe Harbor statement and then turn the call over to Benton Wilcoxon.

Statements made during this call and which are not strictly historical in nature, constitute forward-looking statements. Such statements include, but are not limited to, statements regarding the potential sales of turbines and related to DeWind’s products, potential sales of ACCC conductor and related products, expectations regarding ACCC and DeWind’s revenues, costs, expenses and cash flows for the remainder of fiscal 2008, expectations regarding any current or future litigation, top line growth and earnings potential of CTC and DeWind businesses, the Company’s position in alternative energy space and the Company’s plans for future DeWind or CTC Cable’s US or international sales, plans for development efforts in the DeWind and CTC Cable business, expectations for current and future CTC Cable and DeWind sales orders and manufacturing, and anticipated financial results for the remainder of fiscal 2008. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause CTC’s actual results to be materially different from those expressed or implied by such forward-looking statements.

Reference should be made to all risk factors disclosed in the Company’s most recent annual report on Form 10-KA filed with the SEC on June 4th, 2008. These factors include, but are not limited to, risks related to the operations of DeWind and CTC Cable businesses, risks related to the Company’s financial well-being, sourcing of materials and the risk that the Company may, Company will continue as a going concern, the risk that customers’ use of CTC technology may not grow as anticipated, the risk that anticipated market opportunities may not materialize at expected levels or at all, the risk that the Company’s activities may not result in the growth of possible revenue. All forward-looking statements are qualified in their entirety by this cautionary statement, and CTC is providing this information as of the date of this call and does not take any obligation to update any forward-looking statements discussed in this call as a result of new information, future events or otherwise, other than as required under the applicable securities laws.

I will now turn this quarterly call over to our CEO, Mr. Benton Wilcoxon.

Benton Wilcoxon:  Thank you, James. Our agenda for today’s call will be as follows: first, our CFO, D.J. Carney, will provide commentary on our financial results. Then I will provide some color about the quarter and talk about near and mid-term objectives and opportunities for the business and the status of our potential wind turbine orders. Finally, we will take questions on the results.

I’d now like to turn over the call to our CFO.

D.J. Carney:   Thanks, Benton. I’ll take a few minutes first to walk through the financial results for the quarter, beginning with our P&L. Consolidated revenues for the quarter were $20.9 million, including 6.7 million for our CTC Cable business and 14.2 million for our DeWind business. Revenues decreased 3% sequentially from the March quarter and increased 62% over the prior June quarter. For the first nine months of our fiscal year-to-date, our revenues increased to 60.5 million or nearly double the prior year’s revenues of 30.5 million.

Consolidated revenues were driven by an increase in our DeWind business due to higher unit sales of turbines and increase in turbine license fee revenues. Our CTC Cable business revenues decreased for the three months ended June 30th due to a change in product mix from lower margin ACCC conductor sales to higher margin ACCC core sales, but reflected increased unit sales to nearly 1,100 kilometers of ACCC products shipped in the June quarter. The unit sales represent an increase of 27% over the March 2008 quarter and 300% over the June 2007 quarter.

Our net loss from continuing operations increased to 10.8 million from 10 million in the March quarter due, in large part, to a nonrecurring $5 million inventory impairment charge related to the closing of our German DeWind production facility. The impairment charge relates to older D4 and D6 inventory that we received with the DeWind acquisition in 2006. This inventory was scrapped as the result of our closing of the Lübeck productions facility which will continue into the September quarter. This one-time charge was offset by a reduction of SG&A expenses, including a decrease in R&D expenses related to our Sweetwater prototype turbine, which was installed last quarter.

Consolidated gross margins of negative .6 million show the impact of the $5 million inventory charge for the German inventory write-off. Excluding that charge, the margins of 4.5 million show an improvement from the 2.6 million recorded in the March 2008 quarter. The increase in the adjusted June margins was caused by the combination of the shift to higher margin cable core sales, an increase in higher margin turbine license fees and improvements in turbine product and turbine service margins.

Operating expenses decreased by 2 million from 12.2 million in the March 2008 quarter to 10.2 million in the June quarter. The decrease was primarily due to decreased R&D expenses in our DeWind business related to our D8.2 60Hz prototype. We also saw a net decrease of approximately 1 million in other cash basis expenses due to our cost reduction efforts, which were offset by an increase of $1 million in additional non-cash depreciation and stock compensation charges for the quarter.

I will now turn to the balance sheet. We ended the quarter with total cash of approximately $48 million, an increase of 44 million from March and reflective of the cash received from our $50 million Credit Suisse investment. Accounts receivable balances decreased to 12.1 million resulting from improved collections, in particular, on our March 2008 Polish order, and inventory balances decreased to 44.7 million, primarily the net effect of the $5 million inventory write-off, the cost of turbines that were sold during the quarter and the purchase of additional turbine parts for our D8 product line.

To recap, our financial results are reflective of our management initiatives to provide for substantial order growth and customer base expansion in both our cable business and positioning of our turbine business for significant D8 and D8.2 sales. All businesses continue to track towards greater than 100% year-over-year revenue. Our cable business continued to be profitable with the EBITDA of 500,000 for the quarter and 3.8 million for the nine months ending June 30th. Excluding the one-time $5 million charge, our DeWind business had an EBITDA loss of 2.4 million in the June quarter, a significant improvement over the $4.4 million EBITDA loss in the 2007 quarter and $7.8 million EBITDA loss of the March 2008 quarter.

And with that, I will turn the call over to our CEO, Benton Wilcoxon.

Benton Wilcoxon:  Thank you, D.J. In May we talked about the significant progress which we made towards our goals of revenue growth and profitability. As you can see from our financial results, the June quarter bears up this progress towards a greater adoption of our ACCC cable products across a more broad customer base and progress with our DeWind business, including the certification of our D8.2 in the US, a fully-insured D8.2 warranty, an extended warranty package, as well as the final piece of which was the bringing in of a significant strategic financing partner with the addition of Credit Suisse coming with a major share purchase.

Returning to that, I will just go to some details starting with DeWind first. In April, we received certification from the DEWI-OCC for our D8.2 60Hz turbine. This certification reflects the approval to IEC 61400-1IEC type standards class 2a, and this allows the turbine to be sold and financed in the United States or in any 60Hz turbine area. We already have that certification in the 50Hz, but we are currently not offering at 50Hz in commercial production yet, even though we have already delivered two models; one is our prototype Cuxhaven; the other one’s in the high altitude turbine in Argentina.

Our warranty in April: we crafted a complete warranty package for our turbine line, which is an agreement by the two new parts of the turbine, the Voith WinDrive and the Cummins synchronous generator to have them agree to an extended warranty of an additional three years, so we now can offer a five-year warranty, and then we have put an insurance wrap around it, which is backed by Zurich American Insurance, so we offer now a full five-year extended warranty package. This was one of the items which we believe was holding up some of our sales, opportunities and, of course, then in addition, the other item was to have enough funding on our balance sheet and, to this end, the addition of the Credit Suisse investment was significant in turning the tide, I believe, of several customers who have been very interested but have been reluctant or, shall we say, unable to get conventional financing, turbine finance, due to the status of our Company being perceived as too small to be given credibility.

In terms of the other item, which we did announce this morning was also in our Q, is we have just received an order on our D9 unit. Our D9 is the extended blade, so there’s a 90-meter rotor, so that the D8.2 turbine can work with much greater energy delivery or performance in a lower wind speed. This is something which has been wanted by many of the potential customers, and we now, of course, have it under development and now have taken this first contract for delivery in late 2009. This is an experienced wind developer, which is owned by, well the backing of it is a German wind developing company and, so they have quite a bit of experience although they are just moving into Canada at this particular time, expanding their projects. And this is the first of a multi-phase project, which we expect, if we perform well on this one, we’ll be soon negotiating some other particular agreements with them as they expand their plants in North America.

Another item is TECO; we expanded our relationship and this is the signing of a, of 10-year commercial manufacturing agreement which sets out the framework for TECO to execute assembly of our turbines under specific guidelines, responsibilities and timeframes. It moves the relationship into the execution phase where order placement and expected delivery can be done on a routine basis. This allows DeWind to bid turbines to customers with a known cost and availability and formalizes the methodology for TECO to assume supply chain responsibility for nearly all the components, which is both a cash management and logistics benefit to DeWind.

In the delivery of revenue update, our D6 Czech order, we can now state that all seven nacelles have been delivered to the site and the last of the three sets of blades due for the project are inbound from our blade source. This has been delayed because of some problems with the blade manufacturer at our supplier, which had some problems, technical problems that they had to correct due to a crack in the mold. So once that was corrected, they are back on schedule now and this will now allow that same customer to final, turn loose the rest of the funds due on this particular project and then commence the large order for D8’s, which they placed earlier this year, and that would be with the customer S&M in the Czech Republic. So this particular contract is broken into three segments, which calls for 16 units for 2009, 10 units for 2010 and 14 units for 2011, they are now putting those (advance) payments shortly, we anticipate, as they cleared up the D6 order.

In our Seawind (D8 contract), we are supposed to begin delivering of that in September, and we are now going to be late on that project because we could not get the gearboxes from Moventas. Their factory is currently completely booked, and there also was a difficulty in their achieving fulfillment of large bearing orders, which were a requirement for them to complete the gearbox assembly. So, again, supply chain issues are resulting in a delay and I believe now we’re anticipating that to be in, at the end of this year, in the December timeframe.

Sales were impacted by the, really due to, the people just becoming aware of the effects of this extended warranty and, of course, reacting to the fact that Credit Suisse investment has contributed to a feeling of strength and confidence in the Company. So we are still in agreements, or should I say negotiating agreements, with several players, who in the past had not been able to secure financing but which now appear that they are getting their projects lined up, at least for an initial phase and then, upon everybody’s acceptance of that initial phase, seeing those turbines operate would expand to extended phases of that turbine.

There’s a great deal of interest in our turbine D8.2 and the fact that it can synchronize directly with the grid at synchronous speeds and, therefore, avoid some of the issues that are so common with all other turbines, including lots of harmonics and lots of filtration required, as well as the fact that there is a better power factor and more control over the turbine over with the use of the standard synchronous generator turning at synchronous speeds, of which we’re the only utility-sized version out there in the market.

In our development efforts, our D9, as we talked about earlier, is this extended blade and that’s under full-scale operation with blade molds now currently being produced in the United States, and that blade will be produced over here, at least initially, and we are designing all of our full load testing and so on and it’s now going on so that we can make sure that the additional loads carried by this greater rotor can be handled with some minor changes in our existing D8. This new model will be called the D9.

And we acquired an experienced team, which we have previously discussed, that we hired in the United States based here in our Irvine facility. They come from a great deal of experience having many of them, or most of them have been at Enron Wind in the past and GE Wind, and then some of them at Mitsubishi Wind as well, and then now have been involved in both extended blades. And then in the cold of, the other package which we’re working on, which is a cold weather package, which would allow us to take advantage of several prospective orders which we’ve had to decline because they’re in extremely cold environments, which require turbines to be certified to minus 40 degrees Celsius for extended time periods. And that will not be available until next year, although we can do a cold weather light project this year, and, which is a minus 30, I believe, centigrade turbine certification.

The other event, which we are doing in the wind area, is as we discussed before we were pursuing the fact we might want to put some of our turbines up in a project which we were involved in at least initially, which may be sold at a later date, depending on the project. But we are now in advanced stages of documentation for a smaller project, which is at least the size of 10 megawatts in Texas, which would be in an excellent wind area to use for a D8.2 for which we would immediately put up that particular five turbines which are ready to go. And so that we could start incurring time on the turbines since many of the larger major financiers of wind turbines required that five to 10 turbines be turning from three to six months depending on the different financial requirements. So people want to see a small fleet in operation and that, I think, would be the last item which would possibly limit our sales if we then pass through that item. Of course, (I have) 100% confidence that we would have no problem achieving a success rate with those initial turbines, and therefore, we may just go ahead and put those up into this project which we’re in, in some advanced negotiation form now.

Turning to the cable side of the business, we expanded our relationship with Lamifil, which included expanding our stranding relationship but also established Lamifil in Belgium as a distributor in Europe with specific territories and obligations. In the past they did not want to be involved in the sales side of it, but now having seen it in operation and having produced really one of our highest quality looking products of which everyone has been very, very happy with, they have now decided they want to get into the distribution to their known customer base, which includes Germany and the Netherlands, Belgium and a few other territories in Europe. And I believe their sales meeting’s going on as we speak now and they’re in full gear.

The Mexican certification, which we announced yesterday from LAPEM is, which is the certifying agency of the Commision Federal de Electricidad for both the CTC conductor, and I mean the Company, CTC Cable, as well as the ACCC conductor. And this opens up the Mexican market as the standard product useable anywhere on the CFE grid. So the CFE grid or any of its divisions can request ACCC conductor directly in a bid proposal and as a necessary step, especially since they have announced an initiative to increase the energy efficiency grid. So we believe this is a very important step, and I think it’s the first cable to be certified in how many years in like…

Marv Sepe:   Thirty years.

Benton Wilcoxon:  Yes, other than ACSR but for many, many years, 20 or 30 years or so down in Mexico, so we think this is a great step and perhaps the last barrier to really starting to open up some major orders in really a pretty rapidly expanding market with a lot of growth. We have also announced new orders from Spain, Indonesia, Mexico and Belgium, and in each of these markets some of them were fairly significant; some of them are a little smaller, but the key thing is that it’s actually expanded in those particular areas. Spain, I believe, is 57 kilometers; Indonesia, 86 kilometers; Mexico, 185 kilometers; Belgium, 125 kilometers. And this is an important step to reduce our dependence on just one major market, which has been China in the past.

China has maintained purchasing and done fairly well. They fell slightly below their quarterly quota in this quarter, and part of this, and we expect they probably are going to be a little slow in the first part of this quarter due to the fact that all projects in Northern China have been stopped for pre-Olympic preparation or slowdowns because they did not want to take any lines off the grid during shutdowns or blackouts, and of course, all construction has ceased during the Olympics and will get cranked-up again after the Olympics, after they recover, I guess, from all the big production.

The other key event in the US, we have hired Pat Avery to head up our North American sales effort. He is experienced at selling to utility customers and brings to us a seasoned selling style and ground level sensibility of how to get into utilities and sell a value-added product, which would include an ACCC value-added product. Pat is also working closely with the execution team to define new messages and bring the lessons learned from our very successful international marketing efforts to North American markets. During the past two months, we have brought in Dominic Majendie back from international, where he has been successful at opening up all those markets we just discussed earlier, with the exception of China, which he is not involved in, and brought him in to help inspire and fire-up the team on the successful techniques which he uses to introduce ACCC conductor to the markets in these different foreign areas. So we believe that we will now see changes in our US and North American sales efforts, and I’ve already seen several important meetings occurring and hopefully we’ll be able to announce more in the next quarter, or should I say, our current quarter.

In corporate, of course, the main area was we were pleased with the decision by Credit Suisse to invest further the 40 million, which they had an option on after completing several weeks of extensive due diligence. In the other area, we’ve been working on restructuring, which is changing some of the structure of how we operate in both the wind area, as well as the cable area. In the wind area, the stress is for us to streamline how activities occur from direction here in Irvine to its, our term in R&D efforts and engineering team and as well as to the assembly and product components procurement cycle, which is now occurring more and more at the TECO-Westinghouse facility in Round Rock, Texas.

And then in the cable side, it is the streamlining of how we will sell the product with little differentiation between the international and the US, assuming that it is all bringing it to newer players in the market and how do we get around their objections. We have several thousands of kilometers up now and so it’s definitely a proven cable conductor, very successful in all of its applications. And so redefining that message and getting more exposure is the critical item, which we’re quite involved with, and trying to get completed as well as the new website, which I had hoped would be up by today’s call but has still got a few more, a little more writing that has to occur to finalize it. It’s all designed; it just has to be filled up with a few more of our latest messages.

With that, now I’ll open the call up for questions.

Operator:   Thank you, sir. Ladies and gentlemen, we will now begin the question and answer session. As a reminder, if you have a question, please press the star, followed by the one on your touchtone phone. If you would like to withdraw your question, please press the star, followed by the two. If you are using speaker equipment, you will need to lift the handset before making your selection. One again, if you would like to ask a question, please press star, one.

And our first question comes from Corey Tobin with William Blair and Company. Go ahead, please.

Corey Tobin:  Hi, good afternoon.

Benton Wilcoxon:  Hi, Corey.

Corey Tobin:  Wanted to just hit a couple of areas. Let’s start with the D9 and the opportunity in Canada. With the D9, what’s the, I guess, what steps are left for this product to come to fruition and be shipped? And asked another way, I guess, how much more R&D in terms of dollars or time will need to go into having this to be production-ready?

Benton Wilcoxon:  Hey, Corey, I’m going to have Marv Sepe, our COO and the Acting President of DeWind answer, and he’s just stepped into the room.

Marvin Sepe:  Hi, Corey.

Corey Tobin:   Hello.

Marvin Sepe:   The D9 has actually been in development for quite a while and it goes back to 2006, using the internal team as well as some outside contractors, so we had a very good base to sell this machine already. We’ve now put a focused effort on it to get it ready in for 2009 production. Our teams have been working there; in fact, part of our senior executive or senior engineering team was in Lübeck the last two weeks focusing up the D9 efforts. We actually are quite happy with the way it’s coming along because we’re able to use an awful lot of the 8.2 components to speed this thing into market. So we expect to have a proto version of the D9 ready by mid-year and then move into full production of the D9 by the end of the fourth quarter.

Corey Tobin:  Fourth quarter of ’09 you’re referring to or ’08?

Marvin Sepe:  Of ’09.

Corey Tobin:  Of ’09, okay.

Marvin Sepe:  Yes. At the end of ’09 delivery and the contract that we mentioned, referenced this morning will not start before November 2009.

Corey Tobin:  Okay.

Marvin Sepe:  We’ve got, we’ve spent about 1.4 million on this project so far, and we’ll have, we’ll spend probably at least that much again on it, in fact, maybe double that again once we get into the more development work. The issue will be specific components may be a bit pricey but, in particular, the blade development.

Corey Tobin:  Is this essentially the D8.2 just fitted to the larger blades? Or is there more going on with respect to the inner workings of the turbine?

Marvin Sepe:  You have to, when you put a larger blade on a machine, onto a turbine, you’re creating a much larger load on the system. You’re capturing an awful lot of wind; that’s a very large rotor, so it creates additional stresses on the entire drive train, so when you assess the machine you assess virtually every component top to bottom. So we’ve gone through and assessed all the loads on the driveshaft and the gearbox and the WinDrive and ratios and that’s all part of the effort that has been done and is ongoing. So it’s not just a case of throwing a bigger rotor on the end of the machine; you really need to asses the impact all the way through, including in the tower.

Corey Tobin:  Great. And just to carry this through on the opportunity in China, how large would you estimate the other pieces of the, of what you characterize as a multi-phase project in China? How large could those be?

Marvin Sepe:  You mean Canada, Corey?

Corey Tobin:  I’m sorry, not China. Canada, yes.

Marvin Sepe:  We know that farm has a couple of hundred more megawatts to be done, basically another 100 machines or so. The timing and phases of that we’ll go over with the customer.

Corey Tobin:  Great, thanks. And then shifting topics for just a second, any update on the independent director search? Thanks.

Benton Wilcoxon:  The independent director position, we are interviewing various candidates. It is definitely not easy to find the high quality candidates that we want which would be so familiar with the industry, to find such a person who is interested in being a director in today’s environment, but we are confident we will find one shortly.

Operator:   Okay, thank you. And our next question comes from Veny Aleksandrov with Pritchard Capital Partners. Go ahead, please.

Veny Aleksandrov: Can you update us on the tender that you’re currently participating in on the cable side and when can we expect any announcements of potential revenue contributions?

Marvin Sepe:  I’m sorry, we didn’t hear that question.

Benton Wilcoxon:  It’s a little… a little louder.

Veny Aleksandrov: Can you hear me now?

Benton Wilcoxon:  Yes.

Veny Aleksandrov: I’m sorry for that. Can you update us on the tenders that you’re currently participating in on the cable side? And when can we expect potential announcements or potential revenue contributions?

Benton Wilcoxon:  Well we, is that, are you asking…

Marv Sepe  :  Can we disclose which tenders we’re bidding on for the cable side?

Veny Aleksandrov: Yes, yes.

Male Speaker:  No, we actually have a very active bidding cycle. We have tenders ongoing globally. We really wouldn’t comment on exactly which tenders we’re bidding on at this point. They do come up every month; we bid every month, and as you can see from announcements, we actually announce every month with our global participation and penetration that we have going on now. It’s a broader base to draw from so I really don’t want to disclose exactly which tenders we’re bidding on, but we do have many open tenders already out there. As I said, the cable business turns over our business, or turns over tenders and awards every month.

Veny Aleksandrov: No, that’s fine. Thank you so much.

Marv Sepe:  Thank you.

Operator:   Okay, thank you. And our next question comes from Adam Adelman with Capstone Investments. Go ahead, please.

DJ Carney :  Hello, Adam.

Adam Adelman:  Hi, guys. Just first, just a housekeeping question. I didn’t quite hear, for the check order for the D8’s, I heard 16 units in 2009 and what was the number for 2010? How many units did you express?

Marv Sepe:  Ten for 2010; 14 for 2011.

Adam Adelman:  Okay, and is the pricing going to be similar to what was expected originally for that? Or do you think that’s going to have any changes?

Marv Sepe:  Well the pricing is defined in the contract as it was awarded.

Adam Adelman:  Okay.

Marv Sepe:  Those contracts do have escalation clauses in them for Euro dollar exchange rate differences or if the Euro changes. If the exchange rate swings quite a bit, we do get the benefit of that.

Adam Adelman:  Okay. And on the cable side, can you discuss any kind of new opportunities or trends that you’re seeing for the US and maybe, in particular, any kind changes in the relationship with General Cable or anything else you’re seeing for the US as an opportunity?

Benton Wilcoxon:  Well, the only thing we can say is that in the General Cable’s relationship, as we did discuss earlier, in earlier calls, the exclusive distribution arrangement has expired as well as the exclusive production in the US and Canada(inaudible), excuse me, it was exclusive production only; not exclusive distribution. Those have expired. We’ve been operating under the understanding that we would continue, but they do understand that we could seek, and are most likely seeking, additional manufacturer in North America of our conductor for the reason that many different interested utilities have relationships with other conductor suppliers and they won’t change. Apparently, they have large exclusive deals, and they get some discount or some other reason so, therefore, if they’re used to buying, say from Southwire they would like to continue to buy from Southwire. So we know that that is the case, as an example, and therefore, we are seeking to develop other relationships right now and with other suppliers.

And in terms of general direction, we do know that a couple of the major utilities, for which we have already installed conductors before, had asked for some additional tests to allow the conductor to be certified for a higher, should we say strategic line or a line of higher value, at least a strategic value in a system. And I know that, I believe it has gone through successfully very recently. We haven’t seen final reports but I believe it’s successfully gone through those tests so it can now be specified in one of their, should we say, more strategic class of projects. So we do hope that will be the case.

We also know that in another area of the world they, which I hoped we could announce soon, they will use it in a 500kV line, so there’s several projects which want to use it in a high voltage line, not only in this country but in other countries. And everybody wants to wait to see someone else do it first. Okay, we have, that project will be (unintelligible) very shortly so that we can announce it and then, of course, install it immediately so now it’s no longer new.

There is no difficulty at all in our line operating at a higher voltage, but it’s just one of those cases where people consider it a higher voltage line and more strategic line and of greater importance to the utility and, therefore, they’re reluctant to use a new technology. This technology’s definitely not that new anymore and so, therefore, it’s just a question of getting someone to go ahead and use it. So we’re very confident that it is going to evolve quickly now in the US due to some new marketing efforts, as well as in South America. We’ve been making some presentations there and are expecting some new orders from South America very shortly.

Adam Adelman:  Okay, thanks very much.

DJ Carney:  Thanks, Adam.

Benton Wilcoxon:  Thank you.

Operator:   Okay, thank you. And our next question comes from Peter Trapp with Bifrost Capital. Go ahead, please.

Peter Trapp:   Yes, hi Benton.

Benton Wilcoxon:  Hi, Peter.

Peter Trapp:   I was curious if you could give us an update on the supply situation on the materials that you use for your carbon fiber center for the cables? I’m assuming that, given the slowdown on the aircraft manufacturing side that you’re probably finding it a little easier and what pricing’s like, so that’s my first question. And my second question has to do with the, with wind, and I’m sure you’re aware that Boone Pickens has had a huge advertising program or solicitation program to get people to focus on the wind side and, obviously, a lot’s being said about his wind farm projects, and I’m just wondering if there’s any comments you can share with us on the potential for your equipment going into that north-south corridor from Texas to North Dakota?

Benton Wilcoxon:  Okay, well I’ll take the second question; the first one I’ll give to Marv.

Marvin Sepe:  On the carbon supply, we’re in very good shape. We’ve had a conscious or very concerted effort over the last two years to have multiple suppliers of our carbon fiber. We were quite happy to say we do have two very capable suppliers of carbon. We actually have, all of the carbon that we can manufacture at this point is available to us. We have about, between the two available to us at this point in time, we have about 880,000 pounds of carbon available to us for calendar 2008. That’s a lot of carbon, and we can go quite far with that as far as our revenue levels and matches certainly very well with our production capacities. And so we’re OK on carbon.

Peter Trapp:   Is this on a fixed price basis?

Marvin Sepe:  The contracts are based on a yearly buy. You get our allocation that way. We’ve been lucky to, because of our growth and our potential with these, with our carbon suppliers, have been able to basically have a very small increase in carbon pricing from 2007 to 2008. Even though, with the price of oil skyrocketing, and of course, that is the starting material, or precursor is oil-based products which has been carbonized.

Peter Trapp:   And let me just ask you, following up on the, inasmuch as General Cable’s involved in the process, how are relationships with General Cable? And how flexible are they being given the, given your potential to move over to other manufacturers? My sense was that this has not always been a sweet relationship.

Marvin Sepe:  No, General Cable has been a very good partner to us, and on occasions, they’ve been a very big pain in the neck. But the reality is they continue to strand for us; we have several projects running with them. We speak with General Cable many times a week from our staff, sales, and the executive level, as well as the team that’s actually moving the product to the floor. General Cable would very much like to be involved with us in many markets outside of the United States. In their acquisition of Phelps Dodge; they’ve now adopted a very large international footprint, and they have tried very hard to be involved with us or asked quite often to be involved with us in other international markets, and we continue our discussions with them. We actually have very good international traction. There are some places where they may fit and some they don’t.

Peter Trapp:   Are you going to give them a shot at the Mexican business?

Marvin Sepe:  No. For Mexico, they would very much like to go into Mexico. We have spent over a year, essentially a very focused year, dealing directly with CFE, which is the commission, the electrical commission down there, we’re dealing with the grid.

Peter Trapp:   Mm-hmm.

Marvin Sepe:   And in that time, we’ve had delegations from Mexico in our plant virtually every month, sometimes three, four times a month, groups of anywhere from two to 20 people. We’ve put a very focused effort in getting this Company and our product fully approved by CFE, and CFE wants to buy directly. There’s no need for them to go through a different stranding source. They have approved all of our stranding sources at CFE, whether it’s General Cable or Lamafil or Far East or from the Middle East. So, there is no need to go to General Cable to sell to Mexico. We’ve worked hard to be able to sell directly, and we will maintain that. General Cable would like to sell there, but right now CFE would much prefer to buy directly.

Peter Trapp:   If I might just follow up on that on the cable side before we move over to wind. I guess you’ve had, you know, very significant success on the international side, both Europe and in China, et cetera and now you’ve got Mexico, but here in the good old U.S. of A. we’re still waiting for somebody to stand up and be your lead guy. I do know you’ve had conversations with, or maybe even potential solicitations with, a couple of California utilities. Are you able to give us any further insight as to your potential business success here in, with US utilities?

Benton Wilcoxon:  Well, I think that, I think you will see some progress even in this current quarter we’re in. As I had said, a few of them wanted to look at it for these more advanced projects instead of just a, sort of a patch of some of their existing conductive lines where they tried out some, and that includes, you know, like the American Electric Power and PacifiCorps, et cetera. So I think we’re seeing, you know, those people finally satisfied with the last of the things they wanted to double-check. We’ve had a few detractors in this country that have gone to great lengths to try to discredit the product, even involving some, what I would call, faulty or shall we say flawed testing. When those tests are repeated or exposed, then you do not find any of the flaws that were so-called claimed, and so, therefore, we believe that all those myths are being dispelled. In foreign countries, I think they didn’t pay much attention to the myths because they really didn’t come from very credible sources to begin with.

So, we believe those are under control. What we’re essentially interested in and sort of ties to the segue into your wind question, is we’re especially interested in special new transmission lines through which there is, of course, much new talk, discussion as well as approval in Texas for some five or four, whatever it is, $5 billion of new transmission, which they need to do to upgrade their system to handle additional wind energy, as well as to ship it to points where there is really a market for it.

Peter Trapp:   Mm-hmm.

Benton Wilcoxon:  They have plenty of wind but if they cannot get that wind energy to any place that’s really going to value it and pay top dollar for it. And so, we really want to get into one of those major projects. There is one planned, which I think was (inaudible) announced a several billion dollar purchase of a big project from Wyoming to Los Angeles. There’s another huge project which we’re in discussion in from Wyoming to New Mexico, and so there are all these big projects that it’s a PJM interconnect, and we know that, at least some parts of American Electric Power proposed and said this would be an excellent solution, but others said, well it’s never been used in a 765kV…

Marvin Sepe:   65.

Benton Wilcoxon:  65, yes, 765kV line before and, therefore, they wanted to wait and see someone else to put it in high voltage. So, it doesn’t mean we haven’t selected, haven’t done anything yet. Lots of these things are in planning phases but we do want to get into one of those big projects. And we have had some discussions with Pickens, as you point out. He’s just spending a lot of money advertising or we should hope spend some of the money in placing an order. He did come to our booth in Texas. He actually reportedly just showed up at our turbine in Sweetwater, Texas about 10 days ago or so. And we don’t know the details, but reportedly he showed up there with his team and another extremely wealthy individual and I guess pointing and discussing projects.

We’ve had pretty in-depth discussions with some of his team members. Most of them were reluctant to try a new turbine but they did admit that they did need to run transmission lines, and they were interested in the turbine, believing that it would be better for a fairly unstable grid, which it would be a bit more friendly, grid-friendly turbine. But they’re, of course, nervous about the size of the Company. Since that time, the Credit Suisse investment has occurred, so we will have some more discussions. We do know that other players, as a result of that, have become interested in discussing some projects in Texas with us, so we’re quite confident it’ll move along, both in the wind area, and we appreciate his promotion of the cause of wind and transmission.

Peter Trapp:   Okay. Thank you, Benton.

Benton Wilcoxon:  All right. Thank you, Peter.

Operator:   Okay, thank you. And our next question comes from Mike Breard with Hodges Capital. Go ahead, please.

Mike Breard:  Yes, you have mentioned in the past several different turbine prospects that you’re looking at. I’m wondering is it possible you could give just a general rundown like we’ve been talking to company A for six months and all they need is xyz, and we’ve been talking to company B for three months and all they need to see is this? I mean how many major projects are you talking on? And how close do you think it might possibly be before they actually sign something?

Benton Wilcoxon:  Is this in wind, in turbines?

Mike Breard:  Yes, the turbines.

Benton Wilcoxon:  Fine. Well, we certainly can’t, you know, name the different companies, that’s for certain.

Mike Breard:  No, just a general rundown.

Benton Wilcoxon:  There’s the major energy company which we’ve been having discussions with, and in those cases what they’re trying to do is say, they want to become more familiar with the turbine, and they like the idea of the synchronous, turbine turning in synchronous speed, very, very much like the idea. So I think they’re proposing to do a small limited number of turbines. They have five to 10 proven projects, we they stick us into one of their existing projects which they can find a space for and then change over from whatever was being planned there. And that’s the problem; it’s always this long lead time which you get this approval for a specific type of turbine, and you tie in to those sub-station with a specific voltage.

And remember, we come out at a different voltage at 13.8kV, and, which is unlike any of the other turbines out there, and therefore, we don’t need the same transformers but you do have to fit it into the sub-station and boost it up to the grid. And so we’re trying to find that. They’re looking at two or three sites trying to find a place for it to just put in the five to 10 of them right away, and then if they’re happy with those after, say three, four, five months of operation, then they would place very large orders for it in some of their other projects, which they are designing now and would order the entire project or some major section or phase of the project with our turbines.

We have another big company that has really got thousands of megawatts, some they own and some of it under development, which has been in a tight, tough technical review for, I guess, almost four weeks. The closing should be finished up this week, I believe. And Marvin is in contact with them, and we do know that so far, everything we heard, they were not unimpressed with the turbine. And they’re a fairly tough and critical customer, having reviewed many turbines and having rejected and cancelled orders in the past from other turbine makers. So we are hopeful that we’ll get something from them.

We have a couple of other smaller projects that we’re reviewing, and again, they’re trying to get their financing together. And then we have a project, a couple of projects in South America, which we’re also in discussion with, and again it all centers around, do they have their financing together? And so, and all-in-all, with all the projects we’re talking about would consume all of our anticipated production for this year and for next year and certainly a part of the following year, if not all of it, if we really did all the projects which we’re in discussion with. I mean they total well over 1,000 megawatts. So, I think, of ones that I think we could definitely achieve; the question is when they will do it and that, we just have to keep working at it daily until we finally get more and more traction.

Mike Breard:  Okay. There’s been a report in the newspaper about the Willmar municipal utilities district; you were the low bidder on two turbines and some other small orders around. Are you looking for a smaller contract where you could put them up right away and start this three-month period? Or what is your strategy on that?

Benton Wilcoxon:  Well I don’t think we were, we are necessarily looking for the little smaller ones.

Mike Breard:   That’s okay.

Benton Wilcoxon:  When they’re that small, they’re not, you know, the economics is just not as much fun when you got to shift all kinds of people and things for two turbines and somewhere in Minnesota it’s not as, it’s not a lot of fun. On the other hand, we don’t want to refuse the business either right now because a few small orders will start the inertia going and pretty soon you’ll have 10 and then we’ll have 20 and then we’ll have 25, and all of a sudden, it looks like it’s a standard turbine that everybody’s starting to use and, therefore, you don’t want to refuse it. That’s…

Mike Breard:  Well, that’s the point I made, less red tape. And maybe you could do it faster.

Benton Wilcoxon:  Right. Well and they, that’s a municipal meeting so it was a public meeting. So they haven’t placed a firm order.

Mike Breard:  Okay.

Benton Wilcoxon:  But they are having another hearing…

Marvin Sepe:  Shortly. 18th.

Benton Wilcoxon:  On the 18th and if that goes forward then I guess that’s allocating the funding for it, in which case then they will place the order and we will go ahead and supply it. I believe it’s near one, a site where we have another one or two turbine orders so, therefore, maybe we could provide it all, have four or five and, which case it’s worth it sending everybody up there and, of course, getting them up in action in a fairly cold environment. I believe that will work with our cold weather light package.

Marv Sepe:  Yes, it’s in the same area…

Marv Sepe:  125 miles.

Benton Wilcoxon:  Right.

Mike Breard:  Okay, and then one more question on turbines. You had mentioned taking an investment in a wind farm yourself. That sounds like something that could happen fairly quickly. Would you take me, you’re talking about 25% or would you provide a turbine for free to pay for your interests or how would that work on the financing?

Benton Wilcoxon:  We would provide a value to acquire a, you know, a 50% interest probably or 51% controlling interest. We would want to recover most of that value when the farm was sold and we would have the right to sell the farm.

Mike Breard:   Okay.

Benton Wilcoxon:  So the theory is that we would hopefully attract another investor into it very quickly or maybe one which would take it as soon as we had actually erected it and they saw that it was successfully up, commissioned and producing power, which is usually when wind farms have a higher value.

Mike Breard:  Okay. All right. And one last question on the cable. What is your, have these new pultrusion machines been started yet? Or what is your capacity now?

Marv Sepe:  We have, the new floor that we’ve added, it adds 10 more machines to the floor. Four machines are placed and wired and ready to roll. The other six are in various stages of placement on the floor and assembly in our shop. Remember, now, we actually make our own pultrusion equipment here in our own weld shop, so all the frames are done, all the panels are in; we’re integrating hydraulic packages and then putting them on the floor. We’ll have these four machines that are placed and wired now, we’ll have them in production by the end of the month. Currently, we’re at 5,200 kilometers per year capacity here on with the units on the floor number one and we’ll add the four machines on our way to 18,000 kilometers capacity.

Mike Breard:  Okay. I assume, well it’s, you don’t know when you’re going to get the next conductor order, but you theoretically think it’s a very large order and it seems like you wouldn’t have any trouble meeting the delivery on that?

Marv Sepe:  No, we’re comfortable with our ability to respond to large orders. They generally have good visibility as to how many months it’s going to, from the time the order is issued to the time the installation actually takes place. We have plenty of turn time to be able to do that.

Mike Breard:  Okay, thank you.

Operator:   Thank you. And, ladies and gentlemen, that does conclude the question and answer session for this call. I would now like to turn the conference back over to management for any closing statements.

Benton Wilcoxon:  Well I would like to thank all of you shareholders for your support and the analysts for the coverage and continued review and look at the Company, and we anticipate hearing from all of you again in our next quarter, and we, hopefully we have some good news for some of these new directions that we believe are going to take effect and take hold by the time we next report. With that, thank you for attending this conference call.

Operator:   Ladies and gentlemen, this concludes the Composite Technology Corporation Third Quarter Fiscal 2008 Earnings conference call. Thank you for your participation and you may now disconnect.